TORNADO GOLD INTERNATIONAL CORP. RAISES $1.84 MILLION
                              IN PRIVATE PLACEMENT

Reno, Nevada, July 21, 2006 -- Tornado Gold International Corp. (OTCBB: TOGI), a mineral exploration company focused exclusively on identifying and defining large scale gold deposits in Nevada, announced today that it raised $1,844,000 of financing in the closing of a private placement from issuance of its common stock and warrants to purchase common stock to a limited number of accredited investors or non-U.S. persons. The closing occurred on July 18, 2006. The warrants are exercisable in cash, representing a potential $3,687,000 in additional proceeds, bringing the total gross process of this offering to approximately $5,530,500 upon full exercise of the warrants.

None of the shares of common stock, the warrants sold to the investors, or the shares of common stock to be issued upon exercise of the warrants has been registered under the Securities Act of 1933. Accordingly, these shares and warrants may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Tornado has agreed to file a registration statement covering resale by the investors of these shares and shares of common stock to be issued upon exercise of the warrants. This press release does not constitute an offer to sell or the solicitation of an offer to buy the common stock, warrants, or common stock to be issued upon exercise of the warrants. Any opportunity to participate in the private placement was available to a very limited group of accredited investors or non-U.S. persons. This press release is being issued pursuant to and in accordance with various rules under the Securities Act.

About Tornado Gold International Corp.:

Tornado Gold International Corp. is a mineral exploration company focused exclusively on identifying and defining large scale gold deposits in Nevada. The Company is managed by an experienced team with demonstrated abilities in resource development. The Company has combined advanced technology with an exceptionally strong team to create a superior vehicle for large scale gold discovery in Nevada.

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Tornado Gold International Corp. (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital to fund its current and proposed planning, exploratory, and drilling activities; (ii) the price of gold on the world markets; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

For more information contact Andy Hay at 866-931-1694.